Exhibit 99.1

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

Company Completes Largest Emergency Response in Its History;

Announces Agreement With Lenders to Amend Loan Covenants

Braintree, MA – August 14, 2003 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced financial results for the second quarter ended June 30, 2003.

The Company reported second-quarter revenues of $172.0 million, compared with $60.1 million in the same quarter in 2002. The significant increase in revenues is attributable to the acquisition of Safety-Kleen’s Chemical Services Division (CSD) and a major emergency contract the Company was awarded in the second quarter of 2003 to clean up an oil spill on Cape Cod. Net loss for the second quarter of 2003 was ($6.8) million, or ($0.57) per diluted share, which compares with net income of $483,000, or $0.03 per diluted share, for the same quarter in 2002.

First half revenues for 2003 were $314.3 million compared with $113.4 million for the same period in 2002. Net loss for the first six months of 2003 was ($13.9) million, or ($1.17) per diluted share, compared with net income of $241,000, or $0.00 per diluted share, for the same period in 2002.

Comments on the Second Quarter

“Clean Harbors second-quarter revenues were driven by our lead role in managing a major Cape Cod oil spill clean up, which was the largest emergency response project in the Company’s history,” said Alan S. McKim, Chairman and Chief Executive Officer of Clean Harbors. “While we exceeded our quarterly revenue guidance, our bottom-line results were below our expectations as a result of substantial volume shortfalls in our landfill business and other softness in waste disposal volumes into our facilities in the second quarter. The drop in volumes to these facilities is an industry-wide phenomenon that our competitors, as well as our remediation and engineering clients are all experiencing.”

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

“We also continued to experience a reduction in revenues from our distributors and brokers due to the increased financial pressures they are facing,” said McKim. “We expect these volumes to continue to be constrained because of the uncertain economic status of some of our traditional brokers and our conservative policy of not incurring any substantial credit risks with these customers. In addition to the significant volume shortfall and a competitive market environment, our bottom-line results were affected by higher-than-expected health care costs, the negative impact associated with the strengthening Canadian dollar on U.S. dollar denominated sales in Canada, the settlement of a state sales tax audit and final settlement of outstanding invoicing issues with Safety-Kleen. In total, these four additional factors affected our bottom-line by over $4 million in the quarter.”

“We are intensifying our program to control expenses and eliminate costs,” McKim said. “Furthermore, we are continuing our integration efforts of the CSD assets acquired from Safety-Kleen. We are accelerating the internalization of select transportation and waste disposal functions – steps we previously anticipated taking next year. We are also currently reviewing our network of plants and facilities for areas to further streamline our organization and increase efficiencies. Finally, we are taking more aggressive steps to grow our core revenues, increase EBITDA and regain profitability as quickly as possible. We are seizing opportunities we have identified in several key vertical markets by hiring additional sales personnel during the third quarter.”

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

Revised Loan Agreements

Mark Burgess, Executive Vice President of Administration and Chief Financial Officer stated, “The original covenant packages negotiated with our lenders were established last year before the CSD acquisition was finalized and were based upon pre-acquisition forecasts as to expected revenue and EBITDA. In light of our actual experience over the past year and the current state of the Company, we have worked closely with our lenders to amend those covenants to more appropriate levels given the current market environment. The new amended covenants we have negotiated with our lenders provide Clean Harbors with flexibility to successfully pursue its long-term growth objectives.”

“Our revised covenants require the Company to generate approximately $60 million in EBITDA over the next four quarters, and more realistically reflect the lower sales levels we are experiencing versus those projected a year ago. Our fixed charge ratio has also been amended to incorporate the Company’s expectations over the coming quarters on EBITDA generation, as well as environmental and capital spending requirements.”

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

Non-GAAP Second Quarter Results

The Company reported EBITDA for the second quarter of 2003 of $9.2 million compared with EBITDA of $6.1 million in the second quarter of 2002.

Clean Harbors reports EBITDA results, which are non-GAAP, as a complement to results provided in accordance with accounting principles generally accepted in the United States (GAAP) and believes that such information provides an additional measurement of the Company’s performance. The Company defines EBITDA in accordance with its outstanding loan agreements, as described in the following reconciliation showing the differences between reported income (loss) and EBITDA for the second quarter ended June 30, 2003 (in thousands):

	For the three months ended June 30,		For the six months ended June 30,
	2003	2002	2003	2002
Income (loss) before change in accounting principle	$(6,799)	$483	$(13,935)	$241
Depreciation and amortization	6,439	2,649	13,087	5,344
Interest expense, net	5,979	2,483	11,489	4,756
Accretion of environmental liabilities	2,783	—	5,516	—
Provision for income taxes	1,262	441	2,250	161
Other income	(429)	—	(446)	—
Restructuring	—	—	(124)	—

EBITDA	$9,235	$6,056	$17,837	$10,502

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

Outlook

“Clean Harbors continues to operate in a challenging environment, but we are taking aggressive actions to address the shortfall in our landfill and incineration businesses,” said McKim. “We remain confident about the opportunity that the CSD acquisition affords us. We will continue to leverage our broad asset infrastructure, which is unmatched in the industry. While we do not anticipate an immediate turnaround in waste volumes, we are optimistic about our long-term prospects based on our growing sales pipeline.”

“Our site services business is performing well, and our growth initiatives in this segment are beginning to show in the top line,” said McKim. “In addition, we anticipate that new government standards (MACT), which become effective in September, will benefit Clean Harbors by potentially forcing some competitors to shut down certain facilities thereby reducing capacity in the marketplace and causing the owners of captive incinerators to consider outsourcing as a solution to their incineration needs.”

Financial Guidance

Based on its second-quarter results, Company expectations and current economic conditions, Clean Harbors is establishing the following third-quarter and full-year revenue guidance, and rescinding its previously announced 2003 full-year guidance for EBITDA and EPS:

Third Quarter

•	Revenues of $155 million to $170 million

Full-Year 2003

•	Revenues of $630 million to $660 million

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

Conference Call Information

Clean Harbors will conduct a conference call for investors to discuss the information contained in this news release today, Thursday, August 14, 2003 at 9:00 a.m. (ET). Investors who want to hear a Webcast of the call should log onto http://www.cleanharbors.com and select “Investor Relations” at least 15 minutes prior to the broadcast. Investors should then follow the instructions provided to assure that the necessary audio applications are downloaded and installed. The call will be available on the investor relations section of http://www.cleanharbors.com for one week.

About Clean Harbors, Inc.

Clean Harbors, Inc. through its subsidiaries provides a wide range of environmental and waste management services to a diversified customer base including a majority of the Fortune 500 companies, thousands of smaller private entities and numerous governmental agencies. Within its international footprint, Clean Harbors has service and sales offices located in 36 states, six Canadian provinces, Mexico, and Puerto Rico, and operates 52 waste management facilities strategically located throughout North America. For more information, visit our Web site at www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements. Information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Form 10-Q for the quarter ended June 30, 2003 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Contacts:

Mark Burgess	Tim Bonang
Executive Vice President of Administration	Account Executive
and Chief Financial Officer	Sharon Merrill Associates
Clean Harbors, Inc.	(617) 542-5300
781-849-1800	tbonang@investorrelations.com
InvestorRelations@cleanharbors.com

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

CLEAN HARBORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$172,035	$60,105	$314,340	$113,424
Cost of revenues	131,797	42,048	238,411	80,990
Selling, general and administrative expenses	31,003	12,001	58,092	21,932
Accretion of environmental liabilities	2,783	—	5,516	—
Depreciation and amortization	6,439	2,649	13,087	5,344
Restructuring	—	—	(124)	—

Income (loss) from operations	13	3,407	(642)	5,158
Other income	429	—	446	—
Interest expense, net	5,979	2,483	11,489	4,756

Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	(5,537)	924	(11,685)	402
Provision for income taxes	1,262	441	2,250	161

Income (loss) before cumulative effect of change in accounting principle	(6,799)	483	(13,935)	241
Cumulative effect of change in accounting principle, net of $0 taxes	—	—	8	—

Net income (loss)	(6,799)	483	(13,943)	241
Dividends and accretion on preferred stock	814	112	1,618	224

Net income (loss) attributable to common shareholders	$(7,613)	$371	$(15,561)	$17

Basic income (loss) per share:
Income (loss) before cumulative effect of change in accounting principle	$(0.57)	$0.03	$(1.17)	$0.00

Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—

Income (loss) attributable to common shareholders	$(0.57)	$0.03	$(1.17)	$0.00

Diluted loss per share:
Income (loss) before change in accounting principle	$(0.57)	$0.03	$(1.17)	$0.00

Cumulative effect of change in accounting principle, net of income taxes	—	—	—	—

Income (loss) attributable to common shareholders	$(0.57)	$0.03	$(1.17)	$0.00

Weighted average common shares outstanding	13,436	12,064	13,353	11,932

Weighted average common shares outstanding plus potentially dilutive common shares	13,436	14,362	13,353	14,213

Press Release

CLEAN HARBORS ANNOUNCES

SECOND-QUARTER 2003 FINANCIAL RESULTS

CLEAN HARBORS, INC.

SUMMARIZED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

	June 30, 2003	December 31, 2002

Current assets	$168,616	$190,622

Net property, plant and equipment	167,172	181,674

Other assets	197,916	187,394

Total assets	$533,704	$559,690

Current liabilities	$183,334	$163,213

Other liabilities	322,324	361,152

Redeemable preferred stock	14,187	13,543

Stockholders’ equity	13,859	21,782

Total liabilities, redeemable preferred stock and stockholders’ equity	$533,704	$559,690

###